                              Prospectus Supplement
                       (To Prospectus Dated June 11, 1999)


                                  $850,000,000

                                     [LOGO]

            Zero Coupon Convertible Subordinated Debentures Due 2019

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         This prospectus supplement relates to the resale by the holders of Citrix Systems, Inc. Zero Coupon Convertible Subordinated Debentures Due 2019 and the shares of common stock, $.001 par value per share, issuable upon the conversion of the debentures.

         This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated June 11, 1999, including any amendments or supplements thereto. The terms of the debentures are set forth in the prospectus.

         The information in the table appearing under the heading "Selling Securityholders" in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superceding the information with respect to persons previously listed in the prospectus or in any amendments or supplements thereto that are listed below:


                                                    Principal Amount At                                  Number of
                                                   Maturity of Debentures         Percentage of      Conversion Shares
                                                Beneficially Owned That May        Debentures        That May be Sold
Name                                                      be Sold                  Outstanding
----                                            ---------------------------       --------------     ------------------
Goldman Sachs and Company                                  20,000                     0.00%                 140



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            The Date Of This Prospectus Supplement Is March 29, 2000.